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                                                                 EXHIBIT 99(a)
                         [SPARTAN MOTORS LOGO]
                            [SPARTAN LOGO]



                           M E M O R A N D U M


TO:       Interested Investors and Media

FROM:     Spartan Motors, Inc. (NASDAQ:SPAR)

DATE:     August 19, 1998

RE:       Spartan Motors' Affiliate Carpenter Industries, Inc.




We wanted to inform shareholders of the current status of Spartan Motors' one-third-owned equity affiliate Carpenter Industries, Inc.

As the attached release discusses, Carpenter's shareholders including Spartan Motors have agreed to pursue a plan that could help get Carpenter back on track. We, as shareholders, are asking for Carpenter's vendors and dealers to participate in this initiative and are hopeful the result will be resumed production and an improved financial condition at Carpenter.

Though we remain optimistic, we also must be realistic. If Carpenter's vendors and dealers do not agree to participate in the restructuring plan satisfactory to Spartan, then Spartan will be forced to consider a termination of our participation in Carpenter Industries.

If you have any follow-up quesstions, please call John Gaedert, Director of Corporate Communications at Spartan Motors, or Rich Schalter, CFO/Secretary Treasurer as Spartan Motors, Inc. at 517/543/6400 or Jeff Lambert at Seyferth & Associates, Inc. at 800/435/9539.

We will continue to keep you informed of the status of Carpenter
Industries.






   SPARTAN MOTORS, INC.-P.O. BOX 440-1000 REYNOLDS RD-CHARLOTTE, MI 48813-USA
                      (517) 543-6400 - FAX (517) 543-7727